Exhibit 99.1
First Watch Names Bumble Inc. Chief People Officer Stephanie Lilak
to its Board of Directors

Bumble Inc. Executive to Provide Strategic Guidance as Daytime Dining Concept Continues to Scale

BRADENTON, Fla. – June 21, 2022 – First Watch Restaurant Group, Inc. (NASDAQ: FWRG) (“First Watch” or the “Company”), the leading Daytime Dining concept with more than 440 restaurants nationwide, announced today the appointment of Stephanie Lilak, Chief People Officer of Bumble Inc., to its Board of Directors, effective June 17, 2022. Lilak will serve as a member of the Audit Committee and the Compensation Committee of the Board.
"We are pleased to welcome Stephanie Lilak to the First Watch Board," said Ralph Alvarez, chairman of the Board of Directors of First Watch. "Stephanie's deep human resources experience in the food and restaurant industry will be invaluable to First Watch as we grow our business and further develop our ‘You First’ culture."
Lilak, 53, serves as the Chief People Officer at Bumble Inc., the parent company that operates Bumble, Badoo and Fruitz, three of the world’s most popular dating and connection apps. In her role, Lilak oversees Bumble Inc.’s human resources strategy, including learning and development, DEI, compensation and benefits, talent acquisition and employee experience. She also works in partnership with leaders across the organization to help build a healthy and empowering work environment where all employees can grow and thrive. Prior to joining Bumble Inc., she served as Chief Human Resources Officer for Dunkin’ Brands, where she developed and led global HR strategy encompassing the full employee life cycle and experience and previously spent over 23 years in leadership positions as an HR executive at General Mills.
“I am excited to work with First Watch as a member of its Board and bring my experience to provide strategic insights and perspective, especially as the Company continues to grow and further its remarkable people-centric culture,” said Lilak. “First Watch’s people-first approach empowers and puts team members at the heart of all it does. This mission is uniquely powerful and speaks to the core values of the brand that I am proud to be a part of.”
Lilak joins fellow Board of Directors members Ralph Alvarez, Julie Bradley, Tricia Glynn, William Kussell, Kenneth L. Pendery, Jr., Lisa Price, Chris Tomasso and Michael White. For more information on the Company’s leadership, visit investors.firstwatch.com.

About First Watch
First Watch is an award-winning Daytime Dining concept serving made-to-order breakfast, brunch and lunch using fresh ingredients. A recipient of hundreds of local “Best Breakfast” and “Best Brunch” accolades, First Watch’s chef-driven menu includes elevated executions of classic favorites along with First Watch specialties such as the protein-packed Quinoa Power Bowl®, Farm Stand Breakfast Tacos, Avocado Toast, Chickichanga, Morning Meditation (juiced in-house daily), Vodka Kale Tonic and its famous Million Dollar Bacon. In 2022, First Watch was awarded a sought-after MenuMasters honor by Nation’s Restaurant News for its seasonal Braised Short Rib Omelet and was recognized with ADP’s coveted Culture at Work Award. In 2021, the concept was recognized as FSR Magazine’s Best Menu and as the fastest-growing full-service restaurant chain based on unit growth. There are more than 440 First

Watch restaurants in 28 states, and the restaurant concept is majority owned by Advent International, one of the world’s largest private-equity firms. For more information, visit www.firstwatch.com.

Investor Relations Contact:
Raphael Gross
203.682.8253
investors@firstwatch.com

Media Relations Contact:
FirstWatch@icrinc.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/144b696b-0325-4e54-ac3b-000dd41a5a2c

Stephanie Lilak